Exhibit 99.1

Alkermes Contacts:
For Investors:	Sandy Coombs +1 781 609 6377
Eva Stroynowski +1 781 609 6823
For Media:	Jennifer Snyder +1 781 609 6166

Alkermes Appoints Shane Cooke to Board of Directors

DUBLIN, Ireland, Feb. 14, 2018  — Alkermes plc (NASDAQ: ALKS) today announced the appointment of Shane Cooke to Alkermes’ Board of Directors, effective March 30, 2018. The election to the Board follows Mr. Cooke’s notification of his plans to retire from Alkermes at the end of March 2018. The company intends to hire a successor.

“On behalf of the entire Alkermes team, I would like to thank Shane for his invaluable contributions and leadership during his tenure as President. During that time, Shane played a central role in setting the strategic vision for the company, and his personal integrity and commitment to the Alkermes community, and the patients we serve, has been unwavering,” said Richard Pops, Chief Executive Officer of Alkermes. “We are delighted that he will continue to provide his wealth of global healthcare and financial experience as a member of our Board of Directors.”

“Since joining Alkermes in 2011 following the successful merger with Elan Drug Technologies, I have had the opportunity to work with many talented and dedicated colleagues and I am proud of all that we have accomplished together,” said Mr. Cooke. “With its growing product portfolio, deep and broad pipeline of innovative CNS medicines, global presence and strong financial profile, Alkermes is well positioned for continued success. I look forward to continuing my work with Alkermes as a member of the Board, as the company enters its next stage of growth.”

About Alkermes

Alkermes plc is a fully integrated, global biopharmaceutical company developing innovative medicines for the treatment of central nervous system (CNS) diseases. The company has a diversified commercial product portfolio and a substantial clinical pipeline of product candidates for chronic diseases that include schizophrenia, depression, addiction and multiple sclerosis. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Note Regarding Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning: the company’s future financial and operating performance, business plans or prospects; and the therapeutic and commercial value of the company’s products. The company cautions that forward-looking statements are inherently uncertain. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties, including those risks and uncertainties described under the heading “Risk Factors” in the company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in subsequent filings made by the company with the U.S. Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The information contained in this press release is provided by the company as of the date hereof, and, except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.

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